Exhibit 10.1

EXECUTION VERSION

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT dated as of May 12, 2023 (this “Agreement”), is entered into by and between NRL WSC 200 Inner Belt Prop, LLC, a Delaware limited liability company (“Landlord”), and Finch Therapeutics, Inc., a Delaware corporation (“Tenant”; Tenant and Landlord are each, individually, referred to herein as a “Party” and, collectively, as the “Parties”), with reference to the following:

R E C I T A L S

A. WHEREAS, North River II LLC, a Delaware limited liability company and Landlord’s predecessor in interest under the Lease (“Original Landlord”), and NextBiome, Inc., a Delaware corporation and Tenant’s predecessor in interest under the Lease (“Original Tenant”), entered into that certain Office Lease dated December 21, 2015, as amended by that certain First Amendment to Lease dated January 20, 2017, and as further amended by that certain Second Amendment to Lease dated as of the date hereof (as amended, the “Lease”), for the lease of certain premises (the “Premises”) consisting of approximately 10,500 rentable square feet on the first floor and 25,785 rentable square feet on the fourth floor of that certain building (the “Building”) with an address of 200 Inner Belt Road, Somerville, Massachusetts 02143, as more particularly described in the Lease. Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Lease, unless the context clearly indicates otherwise.

B. WHEREAS, a prospective new tenant (including any other person or entity through which it may enter into the New Lease, “Prospective Tenant”), has expressed interest in leasing the Premises from Landlord.

C. WHEREAS, expressly conditioned upon Landlord entering into a lease (the “New Lease”) for the Premises with Prospective Tenant, Landlord and Tenant desire to terminate the Lease in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing Recitals (which are incorporated herein by this reference), for the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

A G R E E M E N T

1. Termination of Lease.

(a) Termination Date. If the New Lease is entered into by Landlord and Prospective Tenant, the Lease shall terminate (the “Lease Termination”) effective at 11:59:59 P.M. (local time) on the date that is the later to occur of (a) May 31, 2023, and (b) three (3) days following the execution of the New Lease by Landlord and Prospective Tenant (such later date being the “Termination Date”). Landlord shall promptly notify Tenant in writing following the execution of the New Lease. Upon the Lease Termination, the Expiration Date (as defined in the Lease) shall be automatically modified to mean the Termination Date, Tenant shall relinquish all rights Tenant may have to possession of the Premises, and the Lease shall be of no further force or effect except with respect to any obligations of Tenant or Landlord under the Lease that accrued on or prior to the Termination Date (including, without limitation, any payment and indemnification obligations, which payment obligations shall, without limiting the generality of the foregoing, be deemed to specifically include the payment of any amounts owed in connection with any future reconciliation of Operating Expenses in accordance with the terms of the Lease), and with respect to any obligations of Tenant or Landlord that expressly survive the expiration or earlier termination of the Lease.

(b) New Lease. Notwithstanding anything to the contrary contained in this Agreement, if Landlord and Prospective Tenant do not, for any reason, enter into the New Lease by end of day on June 30, 2023, this Agreement shall, upon five (5) days’ prior written notice delivered by either Landlord or Tenant (each in its sole discretion) to the other Party, terminate and be of no further force or effect, and Tenant shall continue to lease the Premises in accordance with the terms of the Lease and neither Landlord nor Tenant shall be released from any obligations thereunder. Nothing contained in this Agreement shall be interpreted to (a) require Landlord or Prospective Tenant to enter into the New Lease, and the New Lease may be negotiated, if at all, in the sole and absolute discretion of Landlord and Prospective Tenant, or (b) give Tenant any claim, right or remedy against Landlord or Prospective Tenant if, for any reason, the New Lease is not consummated. Notwithstanding anything in this Agreement to the contrary, Tenant may continue to market the Premises for subleasing, but Tenant acknowledges and agrees that any sublease shall be and is fully subject and subordinate to the Lease and shall terminate as and when the Lease terminates, including, without limitation, pursuant to this Termination Agreement.

(c) Security Deposit; Rent Adjustment. So long as Tenant is not in default under the Lease beyond any applicable notice and cure periods and provided this Agreement is not otherwise terminated, Landlord shall return to Tenant its unapplied Security Deposit in accordance with Section 6 of the Lease, which as of the date of this Agreement is in the amount of $199,467.08, within ten (10) days following the Termination Date and Tenant’s surrender of the Premises in accordance with Section 2 below. The Security Deposit may, at Landlord’s election, be paid directly to Tenant or, if any Rent is due and payable as of the Termination Date, applied in the form of a credit against Rent that remains due and payable. In the event the Termination Date occurs on any date other than the last day of a calendar month, then any Rent paid by Tenant attributable to the portion of such month following the Termination Date shall be returned to Tenant promptly after the Termination Date. The terms and provisions of this Section 1(c) shall survive the Termination Date.

2. Surrender of Premises.

(a) Surrender; Inspection. Provided that this Agreement has not terminated pursuant to Section 1(b) above, the Parties acknowledge that on or prior to the Termination Date, Tenant shall vacate, quit, surrender and deliver exclusive possession of the Premises to Landlord in the manner required by Section 15 of the Lease. The final inspection of the Premises pursuant to Section 15(b) of the Lease shall occur within three (3) days before the Termination Date.

(b) Holdover. If Tenant fails to vacate, quit, surrender and deliver exclusive possession of the Premises to Landlord, then, without limitation as to any other rights and remedies of Landlord under the Lease, at law or in equity, Tenant shall be deemed to be a holdover tenant subject to the terms of Section 16 of the Lease and Tenant shall protect, defend, indemnify and hold Landlord harmless from and against any and all actions, adjudications, awards, causes of action, claims, costs, damages, demands, expenses (including, without limitation, attorneys’ fees and costs and court costs), fees, fines, forfeitures, injuries, judgments, liabilities, liens, losses, obligations, orders, penalties, proceedings, stop notices and suits (collectively, “Claims”) incurred by Landlord and in any way arising or resulting from or in connection with Tenant’s holding over (but excluding any Claims arising from the negligence or willful misconduct of Landlord), including, without limitation, commencing on the date that is ten (10) Business Days following the Termination Date, the cost of unlawful detainer proceedings instituted by Landlord against Tenant, increased construction costs to Landlord as a result of the inability to timely commence construction of tenant improvements for a new tenant for the Premises, lost profits and any other damages that result from Landlord’s inability to timely deliver the Premises to such new tenant, and any Claim against Landlord made by any succeeding tenant or prospective tenant.

(c) Removal of Personal Property. Tenant acknowledges and agrees that, without limitation as to Landlord’s right to declare Tenant a holdover tenant pursuant to Section 16 of the Lease and as to Landlord’s rights to exercise its rights as set forth in this Section 2, if Tenant fails to remove Tenant’s furniture, equipment, machinery, trade fixtures and other personal property in the manner required by the Lease on or prior to the Termination Date, any property of Tenant that is not removed from the Premises on or before the Termination Date shall be conclusively presumed to have been conveyed by Tenant to Landlord pursuant to Section 15(c) of the Lease. In addition, Tenant shall be required to remove all chemicals and laboratory waste from the Premises on or prior to the Termination Date. Tenant shall not be required to remove any Alterations (as such term is defined in the Lease) or other improvements in connection with its surrender of the Premises. Notwithstanding anything to the contrary contained herein or in the Lease, Tenant shall not remove (a) the personal property, fixtures and equipment (the “Landlord Personal Property”) sold by Tenant to Landlord pursuant to that certain Agreement, Bill of Sale & Assignment dated as of the date hereof (the “Bill of Sale”) or (b) the furniture, fixtures and equipment identified on Exhibit A attached hereto and incorporated herein (the “Remaining Items”). Effective on the Termination Date, Tenant hereby grants, assigns, transfers, conveys, surrenders and delivers to Landlord (in the same condition as existing on the date of this Agreement, ordinary wear and tear, casualty, and condemnation excepted), without charge, all of Tenant’s right, title and interest in and to the Remaining Items, and Landlord hereby agrees to accept and assume the Remaining Items.

3. No Transfer. Tenant represents and warrants that Tenant has not assigned, subleased or otherwise transferred, nor (notwithstanding anything to the contrary contained in the Lease (including, without limitation, Section 17 of the Lease), and as a material consideration for Landlord entering into this Agreement) will it assign, sublease or otherwise transfer, directly or indirectly, by operation of law, succession or otherwise, any interest in the Lease or to the Premises during the term of this Agreement, except as expressly provided in Section 1(b), or any claim or right with respect to the “Released Matters” (as defined below). Tenant represents and warrants that the Sublease to Microbiome Health Research Institute Inc., a Massachusetts non-profit corporation, has expired and is of no further force or effect, and that no subtenant, assignee or other transferee of or successor to Tenant has any right, title or interest in the Lease or to the Premises. Tenant represents and warrants that there no Claims pending or threatened in writing against Tenant that would adversely affect its ability to perform its obligations under this Agreement. Tenant agrees to protect, defend, indemnify and hold Landlord harmless from and against any and all Claims in any way arising or resulting from or in connection with or related to a breach of any of the representations and warranties contained in this Section, except and to the extent arising or resulting from or in connection with or related to Landlord’s negligence or willful misconduct.

4. Release. For valuable consideration and the mutual covenants and agreements contained herein, effective as of the Termination Date, Tenant, on behalf of itself and its affiliated companies, consultants, fiduciaries, agents, servants, employees, partners, shareholders, members, predecessors, advisors, managers, trustees, ancillary trustees, beneficiaries, representatives, officers, directors, attorneys, guarantors, successors and assigns (collectively and severally, the “Affiliated Entities”), hereby fully and forever releases and discharges Landlord and its Affiliated Entities, and all persons and entities acting by, through, under or in concert with them, or any of them, of and from and against any and all Claims, known or unknown, fixed or contingent, at law or in equity, by reason of, arising out of, based upon or relating to any matter, cause or thing whatsoever (including, without limitation, based on negligence or strict liability) occurring on or prior to the date that is the last to occur of (a) the Termination Date, or (b) Tenant’s vacation, surrender and delivery of exclusive possession of the Premises in the manner required by this Agreement and the Lease, which Tenant now has or may hereafter have against Landlord, its Affiliated Entities, or any of them, including, without limitation, in any way arising or resulting from or in connection with or related to the Lease or the Premises (collectively, the “Released Matters”); provided, however, that Tenant shall not be deemed to waive any rights with respect to future reconciliation of Operating Expenses in accordance with the terms of the Lease or Landlord’s return of the Security Deposit to Tenant in accordance with Section 1(c) above.

5. Indemnification. Nothing in this Agreement shall amend or modify Tenant’s obligations under Section 26(c) of the Lease with respect to any Claims that accrue prior to the Termination Date.

6. Tenant’s Estoppel. Tenant hereby certifies and acknowledges that, as of the date of the mutual execution of this Agreement, to the best of Tenant’s knowledge: (a) Landlord is not in default in any respect under the Lease beyond any applicable notice and cure periods; (b) Tenant does not have any presently actionable defenses to its obligations under the Lease; and (c) there are no presently actionable offsets against Rent. Tenant acknowledges and agrees that: (i) the representations herein set forth constitute a material consideration to Landlord in entering into this Agreement; (ii) such representations are being made by Tenant for purposes of inducing Landlord to enter into this Agreement; and (iii) Landlord is relying on such representations in entering into this Agreement.

7. Landlord’s Limitation of Liability. It is expressly understood and agreed that notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any Applicable Law to the contrary, the liability of Landlord (including any successor landlord) under the Lease and hereunder and any recourse by Tenant against Landlord shall be limited solely and exclusively to the equity interest of Landlord in and to the Building, and neither Landlord, nor any of its constituent partners, shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Notwithstanding anything to the contrary contained in this Agreement, under no circumstances shall Landlord be liable for consequential damages, including, without limitation, injury to Tenant’s business or for any loss of income or profit therefrom.

8. Miscellaneous.

(a) Binding Effect. Subject to the terms of Section 3 above, the terms of this Agreement shall apply to, bind and inure to the benefit of the heirs, successors, executors, legal and personal representatives, administrators and assigns of the Parties, as the case may be.

(b) Entire Agreement. This Agreement constitutes the entire understanding and agreement of the Parties with respect to the subject matter hereof, and shall supersede and replace all prior understandings and agreements, whether oral or in writing.

(c) Attorneys’ Fees. If there is any legal action or proceeding to enforce or interpret any provision of this Agreement or to protect or establish any right or remedy of any Party, the unsuccessful Party to such action or proceeding shall pay to the prevailing Party as finally determined, all costs and expenses, including, without limitation, attorneys’ fees and costs, incurred by such prevailing Party in such action or proceeding, in enforcing such judgment, and in connection with any appeal from such judgment.

(d) Ratification. Landlord is the successor in interest to Original Landlord under the Lease, and Tenant is the successor in interest to Original Tenant under the Lease. Subject to the Lease Termination, Landlord and Tenant hereby ratify and confirm their respective rights and obligations under the Lease. Except as specifically herein amended, the Lease is and shall remain in full force and effect according to the terms thereof. In the event of any conflict between the terms of the Lease and the terms of this Agreement, the terms of this Agreement shall control.

(e) Headings. The headings to sections of this Agreement are for convenient reference only and shall not be used in interpreting this Agreement.

(f) Representation by Counsel. Each Party acknowledges that it has been represented by counsel with respect to this Agreement, and that it has read and understands the terms of this Agreement and the consequences of executing this Agreement, and that, except as expressly set forth in this Agreement, no representations have been made to it by any other Party to induce the execution of this Agreement. This Agreement has been drafted through a joint effort of the Parties and their counsel and, therefore, shall not be construed in favor of or against any of the Parties.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement. Delivery of an electronically executed signature page hereof by electronic transmission (including, without limitation, via emailed ..pdf or DocuSign) shall specifically be deemed as effective as delivery of a manually executed signature page hereof.

(h) Brokers. Landlord represents and warrants to Tenant that it has not dealt with any real estate broker or agent in connection with the procurement or execution of this Agreement. Tenant represents and warrants to Landlord that it has not dealt with any real estate broker or agent in connection with the procurement or execution of this Agreement other than Lincoln Property Company and that Tenant shall be solely responsible for all compensation, commission or fees due Lincoln Property Company. Each of Landlord and Tenant agree to indemnify and hold harmless the other from any costs, expenses or liabilities (including costs of suit and reasonable attorneys’ fees) for any compensation, commission or fees claimed by any real estate broker or agent in connection with the breach by the indemnifying party of its foregoing representation and warranty.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

“LANDLORD”:

NRL WSC 200 INNER BELT PROP, LLC, a Delaware limited liability company

By:	/s/ Ryan Patton
Name: Ryan Patton
Its: Authorized Signatory

“TENANT”:

FINCH THERAPEUTICS, INC., a Delaware corporation

By:	/s/ Marc Blaustein
Name: Marc Blaustein
Its: Chief Operating Officer

S-1

EXHIBIT A

REMAINING ITEMS

Exhibit A, Page 1